Exhibit 99

Media Contact:

Renee Avery-Boyd

Gray Peaks, Inc.

(610) 251-0417

ravery@graypeaks.com

Gray Peaks, Inc. to re-position itself as on-demand service provider of wireless solutions targeting fleets, mobile assets and mobile workers to increase the efficiency of the Global Transportation, Supply Chain and Logistics Industry.

Schaumburg, IL (Oct. 9) Gray Peaks, Inc. (GRPK.OB) today announced that it plans to take the company in a new direction. The company intends to position itself as an on-demand service provider of wireless solutions targeting fleets, mobile assets and mobile workers.

It will serve blue chip businesses across global markets, helping them plan, deploy and manage enterprise-wide wireless solutions that will help lower costs, enhance operational efficiency and improve service quality.

Gray Peaks proposes to enter this business through acquisitions. It has entered into letters of intent to acquire businesses or assets that would be used in this proposed business activity. It is also currently negotiating purchase agreements under which it would acquire businesses or assets that would be used to start the proposed new business.

To accelerate this new business direction, Gray Peaks is also pursuing various financing options in order to obtain the funds necessary to complete these transactions. At this time, the company cannot predict if such financing can be arranged or what the terms of any financing might be.

Gray Peaks Management Team

The Gray Peaks management team brings together leaders with proven track records and over 100 years of combined experience in various industries, including transportation, logistics, wireless technology, data communications, engineering, manufacturing, and customer support.